                              SETTLEMENT AGREEMENT

     Settlement Agreement (this 'Agreement'), dated as of June 30, 1994, and executed on August 30, 1994, between The Cooper Companies, Inc. ('Cooper') and Steven G. Singer ('Singer').

     WHEREAS, on August 28, 1991, Cooper and Singer entered into an employment agreement (the '1991 Agreement') governing Singer's employment by Cooper;

     WHEREAS, on June 2, 1993, Cooper and Singer entered into a letter agreement (the '1993 Agreement') modifying the 1991 Agreement in certain respects (the 1991 Agreement and the 1993 Agreement collectively hereinafter, the 'Employment Agreement'); and

     WHEREAS, Cooper and Singer wish to terminate Singer's employment by Cooper and to compromise and settle any and all claims that Singer might assert in connection with the termination of his employment, including any claims for pain and suffering, emotional distress, and damage to personal reputation, all in accordance with the terms set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable

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consideration, the receipt  and sufficiency  of which  are hereby  acknowledged,
Cooper and Singer agree as follows:

          1. Singer's employment by Cooper is terminated as of June 30, 1994 (the 'Separation Date'). As of the Separation Date, Singer shall be deemed to have resigned from all of his officer and director positions in Cooper and any of its subsidiaries and affiliates. Thereafter, conditioned upon the Closing (as hereinafter defined) having been completed as provided herein, Cooper and Singer shall have no further obligations to each other except the obligations set forth in this Agreement.

          2. All deliveries to be made by Singer and Cooper hereunder shall be made at a closing (the 'Closing') to be held at the offices of Gibson, Dunn & Crutcher in New York City at 11:00 a.m. on Thursday, September 8, 1994.

          3. On the date of execution of this Agreement (the 'Execution Date'), Cooper shall lift the restrictions on, and at the Closing, Cooper shall deliver to Singer 182,611 shares of Cooper's stock previously granted pursuant to Cooper's 1988 Long Term Incentive Plan ('LTIP'), plus a number of additional unrestricted shares equal in number to the greater of (i) 200,000 divided by the last quoted price of Cooper stock on the New York Stock Exchange on the last trading day before the Execution Date, or (ii) 133,333; provided, however, that

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     Cooper  shall  withhold  from  delivery  to  Singer  the  number  of shares representing Cooper's withholding tax obligation on account of the transfer of the 182,611 shares referred to above.

          4. Over a period of 84 business days beginning on the Execution Date, Cooper shall make periodic payments to Singer (at the same rate and with the same frequency as his salary) representing accrued and unused vacation time.

          5. For a period of three years beginning on the Execution Date, Cooper shall make the payments directly to the coverage providers necessary to continue in force all term life, medical, and dental insurance coverage currently paid for by Cooper on Singer's behalf pursuant to paragraph 3(d) of the 1991 Agreement, said coverage to be maintained without charge to Singer at the current level of benefits, subject only to any reduction of benefits that is a general reduction applicable to all similarly situated participants in a group insurance program in which Singer is a participant; provided, however, that in the event that a choice of benefits is offered in connection with any such general reduction, Singer shall be entitled, without charge to him, to the option most favorable to him.

          6. For a period of three years beginning on the Execution Date, Cooper will provide Singer with an automobile

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     allowance  of $1,000 per  month; provided that, at  the Closing Singer will deliver to the Company, in good condition, the Mercedes-Benz automobile currently provided to Singer by Cooper.

          7. For a period of three years beginning on the Execution Date, Cooper will pay Singer an office and secretarial services allowance of $1,000 per month, to be applied for such purposes in Singer's discretion.

          8. By no later than the Closing Date, Cooper shall deliver to Singer the personal computers (including associated software but not including any work files) used by him and his secretary at Cooper, as well as the furnishings of the office used by him at Cooper.

          9. Cooper shall amend its Retirement Income Plan (the 'Plan') in such a manner as to permit Singer to withdraw the present value (currently valued at $7,259.43) of his vested retirement benefits and roll said amount over into an Individual Retirement Account; provided, however, that Cooper shall have no obligation under this paragraph if Cooper's Board of Directors determines, in its sole discretion, informed by whatever professional advice it deems appropriate, that such an amendment would not be in the best interests of Cooper or the Plan.

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          10. Cooper,  at  Singer's request,  shall  take any  steps  reasonably required to facilitate the transfer of Singer's 401(k) account at Cooper.

          11. Solely for purposes of Singer's eligibility for an award under Cooper's Turn-Around Incentive Plan ('TIP') and the 1993 Agreement, in the event that Cooper's share price achieves the $3.00 target level (Target 2) as specified in the TIP, the date of the termination of Singer's employment by Cooper shall be deemed to be three years after the Separation Date; provided, however, that Singer shall receive all of any such award in unrestricted shares of Cooper's stock, as follows: within 30 days of the achievement of the $3.00 target level, Cooper shall deliver to Singer additional unrestricted shares equal in number to the greater of (i) 400,000 divided by the last quoted price of Cooper stock on the New York Stock Exchange on the last trading day before the date of delivery of the shares, or (ii) 133,333, and that Singer shall fully adhere to the covenants set forth in paragraphs 12 and 13 below.

          12. During the three-year period described in paragraph 11 above, Singer shall not participate, without the written consent of Cooper's Board of Directors or a person authorized thereby, in the management or control of, or act as a consultant for or employee of, any business operation or any enterprise if such operation or enterprise engages in research

                                        5

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     and  development involving or the manufacture, sale, or distribution of (i)
     any surgical products or instruments of a type designed primarily for use in or sale into the in-office gynecological market, unless such employment or consulting is in a line of business unrelated to such gynecological market business, or (ii) Verapamil hydrochloride or any other calcium channel blocker for use in the treatment of glaucoma, macular degeneration,
     or  the  effects   of  diabetes  or   in  other  topical   ophthalmological
     applications; provided, however, that the foregoing prohibition shall not apply to the mere ownership of not more than 5% of the equity securities of any enterprise or the participation in an investment banking firm or otherwise engaging in investment banking activities and in that capacity serving or advising enterprises in competition with Cooper or any of its subsidiaries, divisions, affiliates, or new businesses or business units (collectively, the 'Companies').

          13. In addition, Singer hereby acknowledges his legal obligation not to disclose to anyone, without the written consent of Cooper's Board of Directors or a person authorized thereby, any confidential information obtained by him while in the employ of the Companies with respect to any of the Companies' inventions, processes, customers, methods of distribution, methods of manufacturing, existing or proposed products, attorney-client communications, pending or contemplated acquisitions, or trade secrets, or any material

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     which the Companies inform him that  they are obliged to keep  confidential pursuant to any confidentiality agreement or protective order; provided, however, that confidential information shall not include any information now known or which becomes known generally to the public (other than as a result of an unauthorized disclosure by Singer) or any information of a type not otherwise considered confidential by a person engaged in the same businesses or a business similar to that conducted by the Companies.

          14. The covenant set forth in paragraph 12 above shall apply within the territories in which any of the Companies are actively engaged in the conduct of business, including, without limitation, the territories in which customers are then being solicited; provided, however, that the covenant described in clause (ii) of paragraph 12 shall not be subject to any geographical limitation.

          15. Without limiting the right of the Companies to pursue all other legal and equitable remedies available for violation by Singer of the foregoing covenants, expressly agreed by Singer and the Companies that such other remedies cannot fully compensate the Companies for any such violation and that the Companies shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof. In the event any action for such relief should be brought, the prevailing party shall be

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     entitled  to recover its costs and attorneys  fees in addition to any other relief that it may be entitled to recover.

          16. Each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the foregoing covenants, any term, restriction, covenant, or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

          17. At the Closing, Cooper shall pay to Singer the sum of $68,000, subject to the next sentence of this paragraph, in further satisfaction of any and all claims compromised by this Agreement, including, but not limited to, any claim that Singer is entitled to receive retirement benefits (by reason of his employment by Cooper) exceeding the $974.28 monthly benefit, payable beginning at age 65, to which Cooper agrees he is entitled under Cooper's Retirement Income Plan (the present value of said benefit being $7,259.43). The amount payable to Singer shall be offset and reduced by the amount of $17,052.75, representing personal expenses charged by Singer to Cooper's account with American Express and not reimbursed by Singer, unless Singer shall have previously paid said amount to Cooper. In this regard, Singer hereby reaffirms the following acknowledgments and statements set forth in the 1993 Agreement concerning Section 5(c)(iv) of the

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     1991  Agreement: that Singer  is aware of  the claims asserted  by Bruce D.
     Sturman in respect of a similar provision contained in Sturman's Employment Agreement with Cooper dated March 9, 1990; that Singer has reviewed the July 17, 1992 memorandum of Jed W. Brickner of Latham & Watkins concerning said provision; and that Singer disavows and waives any right to assert in any forum or context that the retirement benefit described in said provision should be valued in any manner other than as described in that memorandum.

          18. At the Closing, Cooper shall pay to Singer's counsel, Willkie Farr & Gallagher, the amount of $25,000, representing attorneys fees and expenses incurred by Singer since January 13, 1994 in connection with the action styled Securities and Exchange Commission v. The Cooper Companies, Inc., et al., No. 92 Civ. 8166 (S.D.N.Y.) (JFK) (the 'SEC Action'), and related matters. Said payment shall be in full satisfaction of any and all obligations (including but not limited to obligations of advancement, payment, reimbursement, or indemnification) that Cooper may have to Singer or his counsel with respect to any fees or expenses, whenever incurred, in connection with the representation of Singer in the SEC Action, the action styled United States v. Gary Singer et ano., No. 92 Cr. 964 (S.D.N.Y.)
     (RJW) (the 'Criminal Case'), any related matter, or the negotiation of this Agreement, except only that Cooper agrees to continue to

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     provide to  Singer a defense  in the  two  shareholder  derivative  actions respectively styled Harry Lewis et ano. v. Gary A. Singer et al., Civil Action No. 12584 (Del. Ch.), and Bruce D. Sturman v. Gary A. Singer et al.,
     Index  No.      (N.Y. Sup. Ct.), by the same counsel retained by Cooper  to represent the other officer and director defendants in said action or by other counsel retained by Cooper if such common representation is precluded by applicable rules of professional ethics. Nothing in this Agreement shall be deemed to be a limitation on or waiver or release of any right Singer may have to indemnification for any matter, other than those described in the foregoing sentence, arising prior to the Separation Date,
     which   right  is   hereby   confirmed,  or  to   require   advancement  or
     indemnification of fees and expenses with respect to any claim not related to the SEC Action, the Criminal Case, or the negotiation of this Agreement.

          19. All payments and other benefits that Singer is entitled to receive from Cooper pursuant to this Agreement or pursuant to the applicable provisions of Cooper's charter documents, Delaware law, or Cooper's benefit plans shall be guaranteed by those of Cooper's subsidiaries which were guarantors under the 1993 Agreement in consideration of the services previously provided by Singer to those subsidiaries, said guaranties to be delivered at the Closing and in the form of, and subject to the same exceptions as, the Subsidiary

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     Guaranty  adopted  and  approved  on  May 18,  1993  by  Cooper's  Board of
     Directors. Singer hereby agrees that the Guaranty of any one (but not more than one) of such subsidiaries may, at Cooper's election, be released, withdrawn, canceled, and of no further effect in the event that such subsidiary is sold by Cooper, provided, however, that (i) even if more than one such subsidiary is sold, only one subsidiary may be released from its Guaranty as provided above, (ii) in no event shall the Guaranty of CooperVision, Inc., a New York corporation, ever be released, withdrawn, or canceled, whether or not such subsidiary is ever sold by Cooper, and (iii) nothing herein shall prevent Cooper from merging CoastVision, Inc. into CooperVision, Inc.

          20. Except for the obligations of Cooper and the guaranty obligations of Cooper subsidiaries set forth in this Agreement, Singer (on behalf of himself, his representatives, agents, employees, attorneys, insurers, predecessors, successors, and assigns, all of the members of his family by blood or marriage (except Gary Singer), including but not limited to Karen Singer, Rebecca Singer, Norma Brandes, and Joseph Brandes, and all entities owned or controlled by Singer or any members of his family, including but not limited to Normel Construction Corp., Brandes and Singer, and Romulus Holdings, Inc., and each of them, past and present) fully releases and forever discharges Cooper and its officers,

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     directors,  employees,  agents,  representatives,  stockholders, attorneys, insurers, predecessors, successors, assigns, and affiliated or subsidiary companies, and each of them, past and present (collectively, as used in this paragraph only, 'Cooper'), from any and all manner of obligations, demands, liabilities, damages, suits, and claims of any nature, kind, or description whatsoever, whether known or unknown, choate or inchoate, direct or indirect, suspected or unsuspected, at law, in equity, or otherwise, in any jurisdiction, which might exist or be asserted concerning any aspect of any relationship between Cooper and Singer (including but not limited to any aspect of the 1991 Agreement or the 1993 Agreement) or any of the facts and events that form the subject matter of the SEC Action or the Criminal Case. Singer hereby represents that he has full authority to release any and all such claims on behalf of all of the members of his family by blood or marriage and all entities owned or controlled by him or any members of his family, and hereby agrees that, in the event any such person or entity nevertheless asserts or pursues any such claim against Cooper, Singer will indemnify and hold Cooper harmless from any costs, losses, damages, or liabilities suffered by Cooper on account of any such claim or the defense of any such claim.

          21. Except for the obligations of Singer set forth in this Agreement, Cooper (on behalf of itself and its
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     officers,  directors,  employees,  agents,  representatives,  stockholders, attorneys, insurers, predecessors, successors, assigns, and affiliated or subsidiary companies, and each of them, past and present) fully releases and forever discharges Singer, his representatives, agents, employees, attorneys, insurers, predecessors, successors, and assigns, all of the members of his family by blood or marriage (except Gary Singer), and all entities owned or controlled by Singer or any members of his family (except any entity, or any interest in an entity, exclusively owned or controlled by Gary Singer) from any and all manner of obligations, demands, liabilities, damages, suits, and claims of any nature, kind, or description whatsoever, whether known or unknown, choate or inchoate, direct or indirect, suspected or unsuspected, at law, in equity, or otherwise, in any jurisdiction, which might exist or be asserted concerning any aspect of any relationship between Cooper and Singer or any of the facts and
     events that form the subject matter of  the SEC  Action   or  the  Criminal
     Case;   provided,  however,  that  Singer,  his  representatives,   agents,
     employees, attorneys, insurers, predecessors, successors, and assigns, all of the members of his family by blood or marriage, and all entities owned or controlled by Singer or any members of his family recognize that Cooper may assert claims as to their conduct and/or receipt of benefits against any disgorgement or restitution fund established in connection with the SEC Action or the Criminal Case, and shall

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     not oppose or object in any manner  to any claim by Cooper against, or  any payment to Cooper from such fund.

          22. Cooper's rights and obligations under this Agreement shall inure to the benefit of and be binding upon its successors and assigns, and Singer's rights and obligations hereunder shall inure to the benefit of and be binding upon his heirs, designated successors, legal representatives, and guardians.

          23. All notices, requests, demands, and other communications made pursuant to this Agreement shall be in writing, delivered by hand or by overnight mail or courier, and deemed duly given at the time delivered to the respective parties as follows:

        If to Cooper:

        The Cooper Companies, Inc.
        One Bridge Plaza, 6th Floor
        Fort Lee, New Jersey 07024
        Attn: Senior Vice President and General Counsel

        If to Singer:

        10 Loman Court
        Cresskill, New Jersey 07626
        with a copy to:

        Louis A. Craco, Esq.
        Willkie Farr & Gallagher
        153 East 53rd Street
        New York, New York 10022

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     or  to such other address as either  party may have previously furnished to the other in writing in the manner set forth above, such notice of change of address to be effective upon receipt.

          24. No provision of this Agreement may be modified unless such modification is authorized by Cooper's Board of Directors and is agreed to in writing and signed by Singer and an authorized executive officer of Cooper.

          25. This Agreement supersedes all prior agreements or understandings between Cooper and Singer. Cooper and Singer agree that all consideration received by Singer pursuant to this Agreement shall be in consideration of the settlement and compromise of all claims of any type covered by this Agreement. This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party except those contained herein.

          26. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, without regard to its choice-of-law rules.

          27. The invalidity of any term or terms of this Agreement shall not invalidate or otherwise affect any other

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     terms of this Agreement, which shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement as of the day and year first-above written.

                                          THE COOPER COMPANIES, INC.

                                          By:           ROBERT S. HOLCOMBE
                                            ....................................
                                            Robert S. Holcombe
                                            Its:
                                            Senior   Vice-President
                                                And General Counsel

                                                       STEVEN G. SINGER
                                          ......................................
                                            STEVEN G. SINGER

     By their signatures below, and in consideration of the releases provided in paragraph 21 of the foregoing Settlement Agreement, the following persons and entities hereby provide to Cooper (as defined in paragraph 20 of said Agreement) the releases described in paragraph 20 of said Agreement, as of the date of said Agreement.

                                                         KAREN SINGER
                                          ......................................
                                          KAREN SINGER

                                                        REBECCA SINGER
                                          ......................................
                                          REBECCA SINGER

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                                                        NORMA BRANDES
                                          ......................................
                                          NORMA BRANDES

                                                        JOSEPH BRANDES
                                          ......................................
                                          JOSEPH BRANDES

                                          NORMEL CONSTRUCTION CORP.

                                          By:             JOSEPH BRANDES
                                          ......................................
                                            Its:

                                          BRANDES AND SINGER

                                          By:             JOSEPH BRANDES
                                          ......................................
                                            Its:

                                          ROMULUS HOLDINGS, INC.

                                          By:             JOSEPH BRANDES
                                          ......................................

                                             Its:

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